Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Reports Second Quarter Results

o	Diluted EPS from continuing operations of $0.83

o	Organic revenue growth of 13 percent; 14 percent excluding currency translation

o	Trailing four quarter after-tax ROIC increased 4 percentage points to 20 percent

o	Raising full-year guidance for diluted EPS from continuing operations, revenue growth, and free cash flow

MILWAUKEE (April 27, 2006) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2006 second quarter income from continuing operations of $149.5 million ($0.83 per share) compared to $142.5 million ($0.75 per share) in fiscal 2005. Results in 2005 included $19.7 million ($0.10 per share) from the beneficial resolution of federal tax matters.

Net income in the quarter, which includes discontinued operations, was $146.5 million ($0.81 per share) including a $3.0 million after-tax charge ($0.02 per share) related to pending legal matters. Net income for the second quarter of 2005 was $150.0 million ($0.79 per share) including $7.5 million ($0.04 per share) of tax benefits.

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Sales for the second quarter were $1,377.9 million, up 13 percent compared to $1,218.4 million in the second quarter of 2005. Adjusted for the impact of currency translation, sales increased 14 percent. Segment operating earnings in the second quarter were $258.4 million, up 18 percent compared to $218.7 million in the second quarter of 2005.

Keith Nosbusch, chairman and chief executive officer, said; “I am very pleased with the outstanding results this quarter that again demonstrate the power of our business model. Revenue growth benefited from the powerful combination of two converging forces. First, we are seeing continued strong demand from our North American installed base and global power-centric end markets. Second, the impact of our ongoing and accelerated reinvestment in technology leadership and domain expertise is increasingly visible. Our relentless productivity efforts fuel these investments and allow us to maintain a lean cost structure and high returns.”

Nosbusch continued, “While pleased with the results we have generated over the last several quarters, we are not complacent. Recognizing that recent results have been enhanced by a favorable economic backdrop, we are intensely focused on diligent execution and the continued reallocation of resources necessary to sustain superior performance into 2008 and beyond.”

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Outlook

The company is adjusting full-year 2006 guidance to reflect performance during the first half of the year. The company now expects full-year revenue growth excluding the impact of currency to be approximately 10 to 11 percent. The company is also raising guidance for diluted EPS from continuing operations to approximately $3.25 from the previous range of $3.10-$3.20, and adjusting free cash flow guidance upward by $10 million to $310 million to reflect the higher earnings.

Following is a discussion of second quarter results for each business.

Control Systems

Control Systems second quarter sales were $1,124.3 million, an increase of 13 percent compared to $998.6 million in 2005. Currency translation reduced reported revenue growth by less than 1 percentage point. From a regional perspective, sales in the U.S. increased 17 percent in the quarter, while non-U.S. sales increased 9 percent, excluding the effect of currency translation. Growth remained strong in Latin America and Asia, and improved results in Europe were encouraging. Our Logix integrated architecture platform grew by about 20 percent. Segment operating earnings were $216.8 million, an increase of 16 percent compared to $186.8 million in the second quarter of 2005. Profitability benefited from volume, productivity efforts, and price, which more than offset inflation and the non-recurrence of the $11.4 million insurance recovery recognized in 2005. Control Systems return on sales was 19.3 percent in the second quarter of 2006 compared to 18.7 percent in 2005.

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Power Systems

Power Systems second quarter sales were $253.6 million, an increase of 15 percent compared to sales of $219.8 million in the 2005 second quarter. Segment operating earnings increased 30 percent to $41.6 million, compared to $31.9 million in the second quarter of 2005. The increase in segment operating earnings was attributable to higher volume, net price increases, and productivity improvements, partially offset by inflation. Power Systems return on sales was 16.4 percent in the second quarter of 2006 compared to 14.5 percent in 2005.

General Corporate – Net

Second quarter general corporate expenses were $24.8 million compared to $23.3 million in the 2005 second quarter.

Income Taxes

The effective tax rate for the second quarter of 2006 was 30.4 percent and included the beneficial resolution of a federal tax matter. The effective tax rate for the second quarter of 2005 was 32.0 percent, excluding the effect of a $19.7 million ($0.10 per share) benefit from resolution of federal tax matters. For the full year 2006 the company still expects an effective tax rate of 33 to 34 percent, which presumes an effective rate of approximately 35.5 percent for the second half of 2006.

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Free Cash Flow

Free cash flow for the second quarter of 2006 was $150 million, approximately equal to income from continuing operations. Free cash flow in the second quarter of 2005 was $131.7 million. Increased working capital needs were offset by the higher earnings and reduced capital spending.

Free cash flow and ROIC are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

A conference call to discuss financial results will take place at 10 a.m. EDT April 27. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, local laws, regulations and policies of foreign governments and other external factors we cannot control;

o	successful development of advanced technologies, demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	regulatory and legislative changes related to the reporting and funding of pension and health care obligations;

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o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 21,000 people serving customers in more than 80 countries.

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ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Sales
Control Systems	$1,124.3	$998.6	$2,196.4	$1,984.1
Power Systems	253.6	219.8	482.9	419.2

Total sales	$1,377.9	$1,218.4	$2,679.3	$2,403.3

Segment Operating Earnings
Control Systems	$216.8	$186.8	$428.2	$376.8
Power Systems	41.6	31.9	78.6	55.5

Total segment operating earnings	258.4	218.7	506.8	432.3

Purchase accounting depreciation and amortization	(4.2)	(3.3)	(7.0)	(10.2)
General corporate - net	(24.8)	(23.3)	(47.1)	(39.3)
Interest expense	(14.5)	(11.5)	(28.0)	(22.6)

Income from continuing operations before income taxes	214.9	180.6	424.7	360.2
Income tax provision	(65.4)	(38.1)	(129.5)	(95.6)

Income from continuing operations	149.5	142.5	295.2	264.6
Income from discontinued operations	(3.0)	7.5	(3.0)	18.8

Net income	$146.5	$150.0	$292.2	$283.4

Diluted Earnings Per Share
Continuing operations	$0.83	$0.75	$1.63	$1.40
Discontinued operations	(0.02)	0.04	(0.02)	0.10

Net Income	$0.81	$0.79	$1.61	$1.50

Average Diluted Shares	180.7	189.0	181.5	189.1

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ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	March 31, 2006	September 30, 2005
Assets
Cash and cash equivalents	$302.3	$463.6
Receivables	849.5	799.6
Inventories	606.2	569.9
Deferred income taxes	200.3	169.4
Other current assets	139.9	184.0

Total current assets	2,098.2	2,186.5
Property, net	651.5	774.5
Goodwill	824.4	811.9
Other intangible assets, net	326.1	307.0
Deferred income taxes	58.4	66.3
Prepaid pension	619.9	200.5
Other assets	188.5	178.4

Total	$4,767.0	$4,525.1

Liabilities and Shareowners' Equity
Short-term debt	$101.5	$1.2
Accounts payable	388.5	388.5
Compensation and benefits	161.2	214.4
Income taxes payable	72.7	5.4
Other current liabilities	381.5	331.3

Total current liabilities	1,105.4	940.8
Long-term debt	745.8	748.2
Retirement benefits	989.0	977.5
Other liabilities	253.9	209.5
Shareowners' equity	1,672.9	1,649.1

Total	$4,767.0	$4,525.1

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Six Months Ended March 31,
	2006	2005
Continuing Operations:

Operating Activities:
Net income	$292.5	$283.4
Loss (income) from discontinued operations	3.0	(18.8)

Income from continuing operations	295.2	264.6

Adjustments to arrive at cash (used for) provided by operating activities:
Depreciation	67.2	74.7
Amortization of intangible assets	11.8	12.4
Share-based compensation expense	14.4	–
Retirement benefit expense	58.6	44.5
Pension trust contributions	(460.9)	(58.6)
Net (gain) loss on disposition of property and business	(0.1)	0.5
Income tax benefit from the exercise of stock options	0.8	57.3
Excess income tax benefit from the exercise of stock options	(38.3)	–
Changes in assets and liabilities, excluding effects of foreign currency adjustments:
Receivables	(48.6)	(14.8)
Inventories	(41.5)	(37.4)
Accounts payable	6.1	(11.0)
Compensation and benefits	(53.1)	(34.5)
Income taxes	125.0	(2.8)
Other assets and liabilities	21.0	(10.4)

Cash (used for) provided by operating activities	(42.4)	284.5

Investing Activities:
Capital expenditures	(59.3)	(62.4)
Acquisition of businesses	(32.9)	–
Proceeds from sale of property and business	164.9	7.1
Other investing activities	(6.4)	(0.7)

Cash provided by (used for) investing activities	66.3	(56.0)

Financing Activities:
Net issuance of short-term debt	100.3	–
Cash dividends	(80.2)	(61.0)
Purchases of treasury stock	(290.5)	(262.6)
Proceeds from the exercise of stock options	47.7	85.2
Excess income tax benefit from the exercise of stock options	38.3	–
Other financing activities	0.3	(1.1)

Cash used for financing activities	(184.1)	(239.5)

Effect of exchange rate changes on cash	(1.1)	(3.9)

Cash used for continuing operations	(161.3)	(14.9)
Cash provided by discontinued operating activities	–	25.8

(Decrease) increase in cash and cash equivalents	$(161.3)	$10.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report excess tax benefits from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our operating cash flow to present free cash flow on a basis that is consistent with our historical presentation.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006
Cash provided by operating activities	$182.2	$181.0	$173.4	$(197.5)	$155.1
Capital expenditures	(50.5)	(23.3)	(38.4)	(27.2)	(32.1)
Tax benefit from stock option exercises	–	–	–	11.3	27.0

Free cash flow	$131.7	$157.7	$135.0	$(213.4)	$150.0

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the three and six months ended March 31, 2006 compared to sales for the three and six months ended March 31, 2005:

	Three Months Ended March 31,				Six Months Ended March 31,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$969.9	$(7.3)	$962.6	$835.7	$1,877.0	$(10.9)	$1,866.1	$1,632.5
Europe, Middle East, Africa	204.5	17.5	222.0	207.6	395.7	33.7	429.4	413.7
Asia-Pacific	134.9	1.1	136.0	122.9	267.3	1.4	268.7	247.7
Latin America	68.6	(4.8)	63.8	52.2	139.3	(10.4)	128.9	109.4

Total	$1,377.9	$6.5	$1,384.4	$1,218.4	$2,679.3	$13.8	$2,693.1	$2,403.3

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the three and six months ended March 31, 2006 compared to sales for the three and six months ended March 31, 2005:

	Three Months Ended March 31,				Six Months Ended March 31,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$737.6	$(6.5)	$731.1	$631.6	$1,437.2	$(9.6)	$1,427.6	$1,246.4
Europe, Middle East, Africa	199.3	17.3	216.6	204.4	386.6	33.4	420.0	407.2
Asia-Pacific	126.2	1.3	127.5	115.8	250.3	1.7	252.0	231.9
Latin America	61.2	(4.6)	56.6	46.8	122.3	(10.0)	112.3	98.6

Total	$1,124.3	$7.5	$1,131.8	$998.6	$2,196.4	$15.5	$2,211.9	$1,984.1

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items in continuing operations.

ROIC is calculated as follows:
	Twelve Months Ended March 31,
	2006	2005
(a) Return
Income from continuing operations	$549.0	$489.3
Interest expense	51.2	43.7
Income tax provision	252.5	127.4
Purchase accounting depreciation and amortization	11.5	23.8

Return	864.2	684.2

(b) Average Invested Capital
Short-term debt	41.3	0.2
Long-term debt	748.3	755.9
Shareowners' equity	1,757.1	1,830.6
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	669.9	653.6
Cash and cash equivalents	(393.2)	(421.9)

Average invested capital	2,931.4	2,926.4

(c) Adjusted Effective Tax Rate
Income tax provision	252.5	127.4
Separately reported tax items in continuing operations	–	54.2

Income tax provision before separately reported tax
items in continuing operations	252.5	181.6

Income from continuing operations before income taxes	$801.5	$616.7

Adjusted effective tax rate	31.5%	29.4%

(a) / (b) * (1-c) Return On Invested Capital	20.2%	16.5%

Effective Tax Rate Excluding Income Tax Benefits

Our press release contains information regarding our effective tax rate excluding income tax benefits in 2005, which is a non-GAAP financial measure. Our effective tax rate for the three months ended March 31, 2005 was 21 percent and included a net tax benefit of $19.7 million related to the resolution of claims and other tax matters in connection with the closure of the federal audit cycle for the years 1998 through 2002. Excluding the $19.7 million tax benefit, our effective tax rate for the three months ended March 31, 2005 was 32 percent. Management believes that the Effective Tax Rate Excluding Income Tax Benefits is useful to investors as a measure of performance because the benefits are not indicative of the benefits we may recognize in the future. Management uses effective tax rates excluding these benefits to monitor our performance.